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                                                                     EXHIBIT 2.2


                           ASSET ACQUISITION AGREEMENT

     THIS AGREEMENT is made and executed as of March 27, 1998, by and between U.S. OnLine Communications, L.L.C., a Washington limited liability company ("Seller"), and U.S. OnLine Communications, Inc., a Delaware corporation ("Buyer").


                                    RECITALS

     A. Seller is engaged in the business of providing cable television and telecommunications services to residential customers (the "Business").

     B. Seller is willing and desires to sell substantially all of the assets of the Business to Buyer.

     C. Buyer desires to purchase substantially all of the assets and assume certain of the liabilities of the Business, all on the terms and conditions as set forth below.

     In consideration of the representations, warranties, mutual covenants and agreements of the parties contained herein, the parties agree as follows:

     1.   ACQUISITION OF CERTAIN ASSETS.

          a. Purchase and Sale. Seller agrees to sell, convey, transfer and assign to Buyer and Buyer agrees to purchase from Seller substantially all of the "Assets" currently owned or being used in the Business (the "Assets"), and any and all other tangible and intangible assets, including but not limited to
(a) trademarks, service marks, intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (b) leases, subleases and rights thereunder, (c) agreements, contracts, insurance contracts, indentures, mortgages, instruments, security interests, guaranties and other similar arrangements, (d) accounts, notes, and other receivables, (e) claims, deposits, prepayments, refunds, causes of action, rights of recovery, rights of set off and rights of recoupment, (f) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, and (g) any and all goodwill, necessary to operate the Business, (h) any and all financial or



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business records of Seller (but excluding Seller's limited liability company records), and (i) all equipment and inventory.

          b. Allocation. Buyer and Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Assets for all purposes (including financial accounting and tax purposes) in accordance with Internal Revenue Code
Section 1060 as such allocation shall be detailed, at Closing, on IRS Form 8594.

     2. ASSUMED LIABILITIES. Buyer shall assume substantially all liabilities and obligations of Seller (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) (the "Assumed Liabilities"), including but not limited to (a) all liabilities of Seller for unpaid taxes with respect to periods prior to the Closing, (b) all liabilities of Seller for income, transfer, sales, use, and other taxes arising in connection with the consummation of the transactions contemplated hereby, (c) all liabilities of Seller for the unpaid taxes of persons for which Seller may be legally liable, (d) all liabilities of Seller for costs and expenses (including legal fees and expenses) Seller and Seller's members and/or managers have incurred in connection with this Agreement and the transactions contemplated hereby, (e) all liabilities and obligations of Seller under any employee benefit plans, (f) all liabilities and obligations of or relating to Seller with respect to environmental matters, including without limitation those arising under Environmental, Health, and Safety Requirements, (g) all obligations of Seller to indemnify any person by reason of the fact that such person was a member, manager, employee, or agent of Seller (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise),
(h) all accrued vacation and sick leave, if any, owed to employees of Seller, and (i) all other liabilities and/or obligations of Seller under this Agreement (or under any agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement). Notwithstanding the foregoing, Buyer will not assume any of the liabilities or obligations of Seller which are listed on the attached Exhibit 2, which liabilities and obligations will remain the sole responsibility of Seller (the "Seller Retained Liabilities").

     3.   PURCHASE PRICE.

          a. Purchase Price. In consideration of Seller's transfer of the Assets to Buyer, Buyer will deliver to Seller at Closing (i) its promissory note



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(the "Buyer Note") in the form of Exhibit 3.a attached hereto in the aggregate principal amount of $3,000,000 and (ii) 800,000 shares of common stock of Buyer.

          b. Transfer Taxes, Etc. To the extent applicable, any sales, use or other transfer taxes due as a result of the purchase and sale of the Assets contemplated hereby shall be paid by Buyer.

     4.   CLOSING.

          a. Closing Date. Unless otherwise agreed to by the parties, closing of the purchase of the Assets and the assumption of the Assumed Liabilities (the "Closing") shall occur within one (1) business day following the satisfaction or waiver of the conditions to Closing set forth in Section 6 ("Closing Date"), at the offices of Buyer. If the Closing does not occur on or before March 31, 1999 (the "Termination Date") this Agreement will automatically terminate without any further action by Buyer or Seller.

          b. Seller's Obligations. At Closing, Seller shall deliver to Buyer the following:

               (i) A Bill of Sale in the form of Exhibit 4.b.(i) and all other appropriate documents and instruments in customary form and substance sufficient to transfer all of Seller's right, title and interest in and to the Assets, subject to the liens, claims and encumbrances assumed by Buyer hereunder.

               (ii) An Assignment and Assumption Agreement in the form of
     Exhibit 4.b.(ii) to assign all contracts and agreements relating to the Business to Buyer.

               (iii) All business records pertaining to any of the Assets.

               (iv) All other instruments and documents as shall be reasonably necessary to fulfill the obligations of Seller hereunder which are required to be fulfilled on the Closing Date, and to evidence satisfaction of any conditions to Closing referred to in Section 6 hereof.

          c. Buyer's Obligations. At Closing, Buyer shall deliver the following:

               (i) The Buyer Note as set forth in Section 3.a.



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               (ii) The certificate for the 800,000 shares of Buyer's common stock, duly issued to Seller.

               (iii) All other instruments and documents as shall be reasonably necessary to fulfill the obligations of Buyer hereunder which are required to be fulfilled on or before the Closing Date.

          d. Cancellation of "Pre-Acquisition Note". At Closing, that certain fifteen percent (15%) Subordinated Convertible Promissory Note dated as of March 27, 1998, issued by Seller to Buyer in the original principal amount of up to $7,200,000 shall be canceled, and Buyer shall deliver such promissory note to Seller so marked.

     5.   REPRESENTATIONS AND WARRANTIES.

          a. Seller's Representations. Seller represents and warrants to Buyer that the following statements are materially true and correct on the date hereof, and will be materially true and correct on the Closing Date as though made on such date:

          (i) Authority. Seller is a limited liability company duly organized under the laws of the State of Washington and has authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been duly authorized by the Members and Board of Managers of Seller, and no other proceeding on the part of Seller is necessary to authorize Seller's members and/or managers to perform this Agreement and the transactions contemplated herein. The Agreement is enforceable against Seller in accordance with the terms hereof.

               (ii) Consents and Approvals. Except as described on Schedule 5.a.(ii) hereto, neither the execution of this Agreement nor the consummation of the sale of the Assets hereunder requires the approval or consent of any authority having jurisdiction over the business of Seller nor of any party to any material agreement with Seller. Buyer, in its sole discretion, shall have the ability to waive Seller's obligation to obtain any third party consent described in Schedule 5.a.(ii).

               (iii) Title. When executed and delivered by Seller, the Bill of Sale in the form attached to this Agreement as Exhibit 4.b (i) will



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     transfer good and marketable title to the Assets to Buyer, subject to the
     Assumed Liabilities (including but not limited to liens asserted by Silicon Valley Bank, T & W Funding Company V, L.L.C., and purchase options held by property owners under right of entry agreements).

          (b) Buyer's Representations. Buyer represents and warrants to Seller that the following statements are materially true and correct as of the date hereof, and will be true and correct on the Closing Date as though made on such date: Buyer is a corporation duly organized and in good standing under the laws of the State of Delaware and has authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been duly authorized by Buyer, AND no other corporate proceeding on the part of Buyer is necessary to authorize Buyer's officers to perform this Agreement and the transactions contemplated herein. The Agreement is enforceable against Buyer in accordance with the terms hereof.

     6.   CONDITIONS TO CLOSING.

          (a) To Seller's Performance. The obligation of Seller to close hereunder on the Closing Date is subject to the fulfillment at or prior to the Closing Date of the following conditions (any one or more of which may be waived in whole or in part by Seller in writing):

               All material governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, except such third party consents as may be waived by Buyer in its sole discretion. Buyer and Seller agree to cooperate and take all reasonably necessary actions to obtain receipt of such approvals.

          (b) To Buyer's Performance. The obligations of Buyer to close hereunder on the Closing Date are subject to the fulfillment at or prior to the Closing Date of the following conditions (ANY ONE OR MORE OF WHICH MAY BE WAIVED IN WHOLE OR IN PART BY BUYER IN WRITING):

               All material governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, except such third party consents as may be waived by Buyer in its sole discretion. Buyer and Seller agree to cooperate and take all reasonably



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          necessary actions to obtain receipt of such approvals.

     7.   COVENANTS.

          (a) Conduct of the Business of Seller. From the date of this Agreement until the Closing Date, Seller will conduct its Business in the ordinary and usual course, consistent with Seller's past practices, except as Buyer may otherwise consent.

          (b) Publicity. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Buyer and Seller.

          (c) Access to Records. After Closing, Buyer shall permit Seller to have reasonable access during regular business hours to business records of Seller acquired pursuant to this Agreement for legitimate business or legal purposes.

          (d) Name Change. Seller agrees to change its name, within fifteen (15) days following Closing, to a name that will permit Buyer to use the name "U.S. OnLine Communications, Inc." in all states in which Seller is currently doing business.

          (e) Indemnification. Seller will defend, indemnify and hold Buyer harmless from any claims or liability asserted by Seller's members against Buyer which challenge the validity or fairness of the sale of the Assets under this Agreement.

     8.   NOTICES.

     Notices contemplated or required by this Agreement shall be deemed given when served personally on an officer of Seller or Buyer, two (2) days after deposited in the United States mail, postage prepaid, registered or certified mail, and addressed to the party entitled to notice, or when received if delivered by overnight courier, at the following addresses (or such other address as designated by either party hereafter by notice):

     Seller:   U.S. OnLine Communications, L.L.C.
               Suite 5400
               1201 Third Avenue
               Seattle, WA 98101
               Attention: John M. Orehek



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     Buyer:    U.S. OnLine Communications, Inc.
               8307 Shoal Creek Boulevard
               Austin, TX 78757
               Attention: Robert Solomon

     9.   SUCCESSORS; GOVERNING LAW.

     This Agreement shall be binding on and enforceable by the heirs, successors and assigns of the parties hereto. The entire Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     10.  COMPLETE AGREEMENT.

     This Agreement and the exhibits and other instruments attached set forth the entire agreement of the parties with respect to the transactions contemplated herein, and cannot be amended or changed except by written instrument signed by the party to be bound. This Agreement is the complete and integrated expression of the dealings between the parties.

     11.  FURTHER ASSURANCES

     The parties hereto agree to take all reasonable actions, including executing certificates of title and other documents, to effect the transactions contemplated hereby.

     12.  COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        "SELLER":

                                        U.S. ONLINE COMMUNICATIONS, L.L.C.,
                                        a Washington limited liability company



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                                        By
                                           -------------------------------------
                                           Its
                                               ---------------------------------

                                        "BUYER":

                                        U.S. ONLINE COMMUNICATIONS, INC., a
                                        Delaware corporation


                                        By
                                           -------------------------------------
                                           Its
                                               ---------------------------------